AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2015.

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALAMOS GOLD INC.

(Exact name of registrant as specified in its charter)

ONTARIO, CANADA	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200-130 Adelaide Street West

Toronto, Ontario, Canada, M5H 3P5

(416) 368-9932

(Address of principal executive offices)

Alamos Gold Inc. Long-Term Incentive Plan

Employee Share Purchase Plan of Alamos Gold Inc.

(Full title of the plan)

Torys LLP

Attn: Mile T. Kurta

1114 Avenue of the Americas

New York, NY 10036

(212) 880-6000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Shares underlying Long Term Incentive Plan	5,000,000	$3.145	$15,725,000	$1,827.25
Class A Common Shares underlying Employee Share Purchase Plan	500,000	$3.145	$1,572,500	$182.72
Total	5,500,000		$17,297,500	$2,009.97

(1)	Plus such indeterminate number of Class A Common Shares of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the common shares of Alamos Gold Inc. on July 30, 2015 on the New York Stock Exchange (a date within five business days of the filing of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information And Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Alamos Gold Inc. (“Alamos”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by Alamos Gold Inc. with the Commission are incorporated in the Registration Statement by reference:

(a) Alamos Gold Inc.’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, which incorporates by reference Alamos Gold Inc.’s audited consolidated financial statements for such fiscal year.

(b) AuRico Gold Inc.’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, which incorporates by reference AuRico Gold Inc.’s audited consolidated financial statements for such fiscal year.

(c) All other reports filed by Alamos Gold Inc. and by AuRico Gold Inc. under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014.

(d) The description of the Class A Common Shares contained in Alamos Gold Inc.’s Joint Management Information Circular dated May 22, 2015 (incorporated by reference from Exhibit 99.2 to AuRico’s Form 6-K filed with the SEC on June 3, 2015).

In addition, all reports and documents filed by Alamos Gold Inc. under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual, unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills conditions (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills conditions (i) and (ii) above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or former director, an officer or former officer, an individual who acts or acted at the Registrant’s request as a director or officer of a body corporate or an individual acting in a similar capacity of another entity, or the respective heirs and legal representatives of each of the persons previously designated (each an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that Indemnified Person reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which that Indemnified Person is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate or by reason of having acted in a similar capacity for an entity if:

(a) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant or as the case may be, to the interest of the other entity; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing the conduct was lawful.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, the Registrant has agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of Alamos Gold Inc. and AuRico Gold Inc. and its subsidiaries with respect to facts or events occurring prior to arrangement completion, subject to certain limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, State of New York, on August 6, 2015.

ALAMOS GOLD INC..

By:	/s/ James R. Porter
Name:	James R. Porter
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John McLuskey and James R. Porter, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2015.

Principal Executive Officer:

By:	/s/ John McLuskey
Name:	John McLuskey
Title:	President and Chief Executive Officer
Date:	August 6, 2015

Principal Financial and Accounting Officer:

By:	/s/ James R. Porter
Name:	James R. Porter
Title:	Chief Financial Officer
Date:	August 6, 2015

Directors:

By:	/s/ Alan Edwards
Name:	Alan Edwards
Date:	August 6, 2015

By:	/s/ Mark Daniel
Name:	Mark Daniel
Date:	August 6, 2015

By:	/s/ Patrick Downey
Name:	Patrick Downey
Date:	August 6, 2015

By:	/s/ David Fleck
Name:	David Fleck
Date:	August 6, 2015

By:	/s/ David Gower
Name:	David Gower
Date:	August 6, 2015

By:	/s/ John McLuskey
Name:	John McLuskey
Date:	August 6, 2015

By:	/s/ Paul Murphy
Name:	Paul Murphy
Date:	August 6, 2015

By:	/s/ Scott Perry
Name:	Scott Perry
Date:	August 6, 2015

By:	/s/ Ronald Smith
Name:	Ronald Smith
Date:	August 6, 2015

By:	/s/ Kenneth Stowe
Name:	Kenneth Stowe
Date:	August 6, 2015

Authorized Representative in the United States:

By:	/s/ James R. Porter
Name:	James R. Porter
Title:	Chief Financial Officer
Date:	August 6, 2015

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Alamos Gold Inc. Employee Share Purchase Plan

4.2	Alamos Gold Inc. Long-term Incentive Plan

5.1	Opinion of Torys LLP

23.1	Consent of Ernst & Young relating to audited consolidated financial statements of Alamos Gold Inc.

23.2	Consent of KPMG LLP relating to audited financial statements of AuRico Gold Inc.

23.3	Consent of Torys LLP (included in the opinion filed as Exhibit 5.1).

23.4	Consent of Chris Bostwick

23.5	Consent of Jeff Volk

23.6	Consent of Michael J. Lechner

23.7	Consent of Allen R. Anderson

23.8	Consent of Pedro C. Repetto

23.9	Consent of Carl E. Defilippi

23.10	Consent of Mark Odell

23.11	Consent of Michal Dobr

23.12	Consent of Dennis Ferrigno

23.13	Consent of Dawn H. Garcia

23.14	Consent of Susan E. Ames

23.15	Consent of Russell Browne

23.16	Consent of Herbert E. Welhener

23.17	Consent of Kenneth J. Balleweg

23.18	Consent of Marc Jutras

23.19	Consent of Joseph M. Keane

23.20	Consent of Garth Kirkham

24.1	Powers of Attorney (included on signature page)